Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Form 8-K/A of Z Squared, Inc. of our report dated February 19, 2026 relating to the financial statements of Z Squared Inc. (now known as Z Squared OpCo Inc.) as of and for the years ended December 31, 2025 and 2024.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

June 1, 2026